SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                               (Amendment No.   )


Filed by the Registrant  [x]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                             REYNOLDS METALS COMPANY
-------------------------------------------------------------------------


                (Name of Registrant as Specified In Its Charter)


------------------------------------------------------------------------


                   (Name of Person(s) Filing Proxy Statement
                          if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
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[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ________________________________________________________________

     (2)  Aggregate number of securities to which transaction applies:

          ________________________________________________________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ________________________________________________________________

     (4)  Proposed maximum aggregate value of transaction:

          ________________________________________________________________

     (5)  Total fee paid:

          ________________________________________________________________

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ________________________________________________________________

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          ________________________________________________________________

                             REYNOLDS METALS COMPANY
                             6601 West Broad Street
                            Richmond, Virginia 23230



                                                       March 18, 1998

TO OUR STOCKHOLDERS:

     You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Reynolds Metals Company on Thursday, May 14, 1998, at 4:00 p.m., Eastern Daylight Time, at the Company's offices, 6601 West Broad Street, Richmond, Virginia.

     All holders of record of the Company's outstanding Common Stock at the close of business on March 16, 1998 are entitled to vote at the Meeting. The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the matters to be acted upon at the Meeting.

     As a Stockholder, your vote is important. PLEASE SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY WHETHER OR NOT YOU PLAN TO ATTEND SO THAT WE MAY HAVE AS MANY SHARES AS POSSIBLE REPRESENTED AT THE MEETING. Returning your completed proxy will not prevent you from voting in person at the Meeting if you wish to do so.

     The Meeting gives us an opportunity to review results and discuss the steps the Company is taking to enhance Stockholder value. Your interest in the Company is much appreciated, and I hope you will be able to join us. If you plan to attend, please mark the attendance box on your completed proxy.

                              Sincerely,

                              /s/ Jeremiah J. Sheehan

                              Jeremiah J. Sheehan
                              Chairman of the Board and
                              Chief Executive Officer

                             REYNOLDS METALS COMPANY
                             6601 West Broad Street
                            Richmond, Virginia 23230
                                   __________

                                     NOTICE
                                       OF
                         ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 14, 1998
                                   __________


TO THE HOLDERS OF SHARES OF COMMON STOCK:

     Reynolds Metals Company will hold its 1998 Annual Meeting of Stockholders on Thursday, May 14, 1998, at 4:00 p.m., Eastern Daylight Time, at the Company's offices, 6601 West Broad Street, Richmond, Virginia, for the following purposes:

          1.   To elect Directors of the Company;

          2. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for 1998;

          3. To consider and act upon a Stockholder proposal requesting endorsement of the CERES Principles, if presented at the Meeting; and

          4. To transact such other business as may properly come before the Meeting.

     Holders of the Company's Common Stock of record at the close of business on March 16, 1998 are entitled to vote at the Meeting.

                              By order of the Board of Directors,


                                   /s/ Donna C. Dabney

                                   DONNA C. DABNEY
                                   Secretary


March 18, 1998

                             REYNOLDS METALS COMPANY
                               ___________________

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 14, 1998
                               ___________________

                          PROXY SOLICITATION AND VOTING

     The enclosed proxy is being solicited by the Board of Directors of Reynolds Metals Company (the "Company") for use at the 1998 Annual Meeting of Stockholders to be held on Thursday, May 14, 1998, and at any adjournments thereof. This Proxy Statement and the accompanying proxy materials are first being mailed to Stockholders on or about March 27, 1998.

     Holders of record of the Company's outstanding common stock, without par value (the "Common Stock"), at the close of business on March 16, 1998, are entitled to vote at the Meeting. On that date, 72,549,288 shares of Common Stock were outstanding and entitled to vote at the Meeting, each entitled to one vote.

     A majority of the shares entitled to vote, present in person or by proxy, will constitute a quorum for the transaction of business at the Meeting. The affirmative vote of a majority of the votes cast by Stockholders, present in person or by proxy at the Meeting, is required to elect the Nominees and to approve each of the other items of business described in this Proxy Statement. Abstentions will be counted for purposes of determining whether a quorum exists and will have the effect of votes against an item. Proxies submitted by brokers that do not indicate a vote for some or all of the items of business because the brokers do not have discretionary voting authority and have not received instructions as to how to vote on those items from the beneficial owners of the shares (so-called "broker non-votes") will have no effect on the vote.

     Any Stockholder giving a proxy may revoke it at any time before it is exercised by (i) giving written notice to the Secretary of the Company, (ii) submitting a properly signed proxy bearing a later date or (iii) casting a ballot in person at the Meeting.

     If a proxy is properly signed and returned and is not revoked by the Stockholder, the shares it represents will be voted at the Meeting in accordance with the instructions of the Stockholder. If a proxy is properly signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of the Board of Directors. The Board of Directors recommends a vote FOR Items 1 and 2 and AGAINST Item 3.

     The Company will bear all costs relating to the solicitation of proxies. The Company has retained Morrow & Co., Inc., 909 Third Avenue, New York, New York 10022-4799, to aid in the solicitation of proxies, at a fee of $11,000, plus reimbursement of out-of-pocket expenses. The Company may also solicit proxies in person or by mail, telephone, facsimile or other means of
electronic communication.   Brokers, banks, nominees, fiduciaries and other
custodians will be requested to forward soliciting material to the beneficial owners of Common Stock.

                         ITEM 1.  ELECTION OF DIRECTORS

Information Concerning the Nominees

     The Board of Directors proposes the election of the eleven Nominees named below as Directors of the Company for the ensuing year. Unless otherwise instructed on the proxy, the shares represented by proxies will be voted for the election of all eleven Nominees. If any Nominee becomes unavailable to serve as a Director, the shares represented by such proxies may be voted for a substitute Nominee designated by the Board of Directors.

     All of the Nominees were elected at the 1997 Annual Meeting of Stockholders. J. Wilt Wagner, a Director since 1996, retired from the Company and the Board of Directors effective October 1, 1997. Henry S. Savedge, Jr., a Director since 1992, will retire from the Board of Directors and not stand for reelection.

     The following table sets forth the Nominees' names, ages and principal occupations and additional information about them:



                                                                   Director
          Name-Age-Principal Occupation-Other Information           Since
          -----------------------------------------------           -----

PATRICIA C. BARRON (55)                                             1994
     Corporate Vice President, Business Operations Support, Xerox
     Corporation, a manufacturer of office systems and equipment, since 1997. Vice President, Xerox Corporation, and President, Engineering Systems Division, Xerox Corporation, 1993-1997.
     Director, Quaker Chemical Corporation, Frontier Corporation,
     ARAMARK Corporation and Teleflex Incorporated.

JOHN R. HALL (65)                                                   1985
     Chairman of the Board, Arch Coal, Inc., a coal company formed effective July 1, 1997 by the merger of Ashland Coal, Inc. and Arch Mineral Corporation, since July 1, 1997. Chairman of the Board, Ashland Inc., a worldwide energy and chemical company engaged in petroleum refining and marketing, October 1996 -
     January 1997. Chairman of the Board and Chief Executive Officer, Ashland Inc., 1981-1996. Director, Banc One Corporation, The Canada Life Assurance Company, CSX Corporation, Humana Inc., LaRoche Industries Inc. and UCAR International Inc.

ROBERT L. HINTZ (67)                                                1986
     Chairman of the Board, R. L. Hintz & Associates, a management services firm, since 1989. Director, The Chesapeake Corporation, Scott & Stringfellow Financial, Inc. and Arch Coal, Inc.

WILLIAM H. JOYCE (62)                                               1995
     Chairman of the Board and Chief Executive Officer, Union Carbide Corporation, a manufacturer of chemicals and plastics, since
     January 1996.  President and Chief Executive Officer, Union
     Carbide Corporation, April 1995-December 1995.  President and
     Chief Operating Officer, Union Carbide Corporation, 1993-
     April 1995.  Director, CVS Corporation.

                                                                   Director
          Name-Age-Principal Occupation-Other Information           Since
          -----------------------------------------------           -----

MYLLE BELL MANGUM (49)                                              1995
     Senior Vice President, Expense Management and Strategic
     Planning, Carlson Wagonlit Travel, a travel services company, since March 1997. Executive Vice President, Strategic Management, Holiday Inn Worldwide, a subsidiary of Bass PLC engaged in the operation of hotels worldwide, 1992-February 1997. Director, Scientific-Atlanta, Inc. and Payless ShoeSource, Inc.

D. LARRY MOORE (61)                                                 1995
     Retired.  President and Chief Operating Officer, Honeywell
     Inc., a global manufacturer of automation and control systems, 1993-April 15, 1997. Executive Vice President and Chief
     Operating Officer for Space and Aviation, Honeywell Inc.,
     1990-1993. Director, The Geon Company, Thiokol Corporation and Howmet International Inc.

RANDOLPH N. REYNOLDS (56)                                           1984
     Vice Chairman and Executive Officer of the Company since
     October 1996.  Vice Chairman of the Board of the Company,
     1994-1996.  Executive Vice President, International of the
     Company, 1990-1994.  Director, First Union Corporation.

JAMES M. RINGLER (52)                                               1994
     Chairman of the Board, President and Chief Executive Officer, Premark International, Inc., a multinational manufacturer and marketer of food equipment, decorative products and consumer products, since October 1, 1997. President and Chief Executive Officer, Premark International, Inc., 1996-September 30, 1997. President and Chief Operating Officer, Premark International,
     Inc., 1992-1996.  Director, Union Carbide Corporation.

SAMUEL C. SCOTT, III (53)                                           1997
     President and Chief Operating Officer, Corn Products
     International, Inc., a corn refining company created by the spin-off to shareholders of the corn refining business of CPC International Inc. (which changed its name to Bestfoods effective January 1, 1998), since January 1998. Vice
     President, CPC International Inc., 1991-1997, and
     President-Corn Refining Business (a division of CPC
     International Inc.), 1995-1997.  Director, Motorola, Inc.

JEREMIAH J. SHEEHAN (59)                                            1994
     Chairman of the Board and Chief Executive Officer of the Company since October 1996. President and Chief Operating
     Officer of the Company, 1994-1996. Executive Vice President, Fabricated Products of the Company, 1993-1994. Director,
     Union Camp Corporation, Federal Reserve Bank of Richmond and
     Universal Corporation.

JOE B. WYATT (62)                                                   1992
     Chancellor, Vanderbilt University since 1982.  Director,
     Sonat Inc. and Ingram Micro Inc.


Certain Relationships

     Randolph N. Reynolds' brother, William G. Reynolds, Jr., is a Vice President of the Company. The husband of Donna C. Dabney, Secretary and Assistant General Counsel of the Company, is a partner of McGuire, Woods, Battle & Boothe, L.L.P., a law firm which provides legal services to the Company.

Meetings and Committees of the Board

     The Board of Directors held nine meetings in 1997. Six standing committees of the Board also met periodically during 1997. Incumbent Directors' attendance at meetings of the Board and of standing committees on which they served averaged over 95% during 1997. All incumbent Directors serving in 1997 attended at least 75% of such meetings. The Board also meets periodically in executive session.

     In late 1997, the Board approved the elimination of the Finance Committee of the Board of Directors and the re-assignment of that Committee's responsibilities to the full Board and other standing committees of the Board. In addition, the Pension and Investment Committee was renamed the Pension and Finance Committee. Information regarding the current standing committees of the Board is set forth below.

     The Executive Committee is composed of J. J. Sheehan (Chairman), R. N. Reynolds and H. S. Savedge, Jr. It has the power to act in place of the Board of Directors during intervals between meetings of the Board. This committee acted seven times by unanimous written consent in 1997.

     The Audit Committee is composed of R. L. Hintz (Chairman), P. C. Barron,
J. R. Hall, J. M. Ringler and S. Scott. The principal function of the Audit Committee is to review the system of internal controls which management and the Board of Directors have established and the audit function of the Company's independent auditors and its Internal Auditing Department. The Audit Committee recommends to the Board of Directors the firm to be engaged by the Company as its independent auditors. It reviews, among other things, audit plans and procedures, the Company's financial statements, the Company's policies with respect to conflicts of interest and the prohibition of the use of corporate funds or other assets for improper purposes, changes in accounting policies and the use of independent auditors for nonaudit services. The committee also reviews the Company's risk management programs. This committee met three times in 1997.

     The Compensation Committee is composed of J. R. Hall (Chairman), W. H. Joyce, M. B. Mangum, D. L. Moore, J. M. Ringler, S. Scott and J. B. Wyatt. The principal functions of the Compensation Committee are to review and recommend to the Board, or determine, the compensation paid to the Company's Executive Officers and to administer designated executive compensation plans of the Company, including stock option, cash incentive and deferral plans. See "Report of Compensation Committee on Executive Compensation." This committee met four times and acted twice by unanimous written consent in 1997.

     The Committee on Directors is composed of J. M. Ringler (Chairman), P. C. Barron, R. L. Hintz and W. H. Joyce. The primary function of the Committee on Directors is to recommend to the Board of Directors persons to be considered for election to the Board. In making such recommendations, the Committee on Directors will consider nominations submitted by Stockholders. Stockholder nominations for the 1999 Annual Meeting must be submitted in writing in accordance with the procedures set forth under "General Information - Stockholders' Proposals and Nominations." The Board of Directors has adopted a policy under which it will not elect or nominate for election or reelection to the Board of Directors any person who has attained age 70. An officer of the Company serving as a member of the Board of Directors is expected to resign as a Director at the time he ceases to be an officer, whether due to retirement or otherwise. In addition, the policy provides that if a nonemployee Director has a substantial change in principal employment and/or responsibility, the Director is expected to resign effective on the last day of the month in which the next regular meeting of the Board is held, unless before that date the Board, based on a review and determination by the Committee on Directors regarding whether the Director's continued service on the Board is in the Company's best interests, approves the withdrawal of the resignation. Other functions of the Committee on Directors include recommending the compensation to be paid to Directors and evaluating the corporate governance practices followed by the Board and its standing committees. This committee met twice in 1997.

     The Pension and Finance Committee is composed of J. B. Wyatt (Chairman),
W. H. Joyce, M. B. Mangum, D. L. Moore and R. N. Reynolds. It oversees the capital structure of the Company and the financial administration of the assets of the pension plans of the Company and certain subsidiaries, including the selection of trustees and investment managers for the assets of these plans and periodic review of investment results. It also maintains a comprehensive statement of investment policy and appoints independent auditors for each pension plan. This committee met three times and acted once by unanimous written consent in 1997.

Board Compensation and Benefits

     Fees. Directors who are not employed by the Company or any of its subsidiaries ("Outside Directors") are paid an annual retainer of $30,000 for serving as a Director. Outside Directors are paid $4,000 for serving as chairman of the Audit Committee and Compensation Committee and $3,000 for chairing other committees. Outside Directors are also paid $1,000 for each Board and committee meeting attended, plus expenses reasonably incurred in connection with Company business.

     Restricted Stock Plan for Outside Directors. Under this plan, approved by Stockholders at the 1994 Annual Meeting, Outside Directors are granted 1,000 shares of Common Stock subject to forfeiture and transfer restrictions ("Restricted Stock") 60 days after initial election to the Board. The restrictions expire as to 200 shares of Restricted Stock on the April 1 immediately following the date of grant (or, if later, the date of the six-month anniversary of the grant date). Restrictions expire as to an additional 200 shares on each successive April 1, so that by the fifth April 1 following the date of grant, restrictions on all 1,000 shares will have expired, assuming continued service by the Outside Director throughout the period. The plan provides for an additional grant of 1,000 shares of Restricted Stock to each Outside Director on June 1 of the year in which the restrictions have expired as to all the shares covered by the Outside Director's previous grant under the plan (assuming the Outside Director continues to serve as an Outside Director on such June 1). If an Outside Director ceases to be a member of the Board because of death or disability or because of a Change in Control (as defined in the plan) of the Company, restrictions on 200 shares will lapse immediately, with all other shares as to which restrictions have not expired being forfeited. If an Outside Director ceases to be a member of the Board for any other reason, all shares as to which restrictions have not expired will be forfeited.

     Stock Plan for Outside Directors. Under this plan, Outside Directors receive an annual grant of 225 shares of phantom stock of the Company, plus dividend equivalents based on the dividends that would have been paid on the phantom stock if the Outside Director had actually owned shares of Common Stock. The annual grant is made in quarterly installments at the end of each calendar quarter. In addition, the accounts of current Outside Directors who had been covered by the Company's retirement and death benefit plans for Outside Directors, which were terminated effective January 1, 1997, were credited as of that date with shares of phantom stock equivalent in value to their benefits earned under the terminated plans through December 31, 1996. Outside Directors' accounts under this plan are payable upon the Outside Director's retirement, resignation or death. The accounts are paid in shares of Common Stock of the Company, with fractional shares paid in cash. Payments will be made in a lump sum or in five annual installments, as elected by the Outside Director.

     Deferred Compensation Plan for Outside Directors. Under this plan, an Outside Director may elect for each year to defer receipt of all or part of his or her retainer and meeting fees. The deferred amounts will be paid in cash after (a) a specified year, (b) the Outside Director ceases to be a member of the Board of Directors or (c) the Outside Director reaches age 70, as the Outside Director elects (except that clause (b) applies in all cases where the deferred amounts are credited with additional compensation in the form of share equivalents as described in clause (ii) in the next sentence). Amounts deferred are credited with additional compensation in the form (as elected by the Outside Director) of (i) interest at an annual rate set by the plan committee, whose members are not eligible to participate in the plan, or (ii) a number of equivalent shares of common stock, together with dividend equivalents based on the dividends paid on such equivalent shares of common stock. Participants have the option to receive payment in a lump sum or in annual installments over a two- to ten-year period.

     Stock Ownership Guidelines. For information on stock ownership guidelines for Outside Directors, see "Beneficial Ownership of Securities -- Stock Ownership Guidelines."

Other Compensation

     The Company had a consulting agreement through April 30, 1997 with William
O. Bourke, who retired as Chairman of the Board and Chief Executive Officer of the Company in 1992 and as a Director of the Company effective April 16, 1997. The agreement provided for (i) payment of an annual fee of $100,000, (ii) reimbursement of reasonable travel and other related business expenses and
(iii) making available to Mr. Bourke office space, secretarial services and a car. For 1997, Mr. Bourke received $38,759 in consulting fees and personal benefits.

                       BENEFICIAL OWNERSHIP OF SECURITIES

Principal Holders

     The following table shows Stockholders who were known to the Company to own beneficially more than five percent of the Company's Common Stock at March 16, 1998. Under the rules of the Securities and Exchange Commission ("SEC"), "beneficial ownership" is deemed to include any shares with respect to which the person, directly or indirectly, has or shares voting and/or investment power, whether or not such shares are held for the person's benefit.

                                                    Amount and
                                                    Nature of
                                                    Beneficial
                                                    Ownership
                                                    (Number of        Percent
                                    Title of Class   Shares)          of Class
                                    --------------  -------------     --------
Wellington Management Company, LLP   Common Stock   8,617,110 <F1>    11.9%
75 State Street
Boston, Massachusetts  02109

Vanguard/Windsor Fund, Inc.          Common Stock   6,702,548 <F2>     9.2%
100 Vanguard Building
P. O. Box 2600
Malvern, Pennsylvania  19355

Franklin Resources, Inc.             Common Stock   4,884,304 <F3>     6.7%
Charles B. Johnson
Rupert H. Johnson, Jr.
777 Mariners Island Boulevard
San Mateo, California  94404

Institutional Capital Corporation    Common Stock   3,944,820 <F4>     5.4%
Robert H. Lyon
225 West Wacker Drive, Suite 2400
Chicago, Illinois  60606

_________________
<F1> As reported in an Amendment No. 6 dated January 17, 1998 to a Schedule 13G dated February 10, 1993. Such filing stated that 8,617,110 shares of Common Stock were beneficially owned at December 31, 1997 by a variety of investment advisory clients of Wellington Management Company, LLP, an investment advisor and parent holding company, including Vanguard/Windsor Fund, Inc. See footnote (2). As to the reported shares, the filing indicated that Wellington Management Company, LLP had shared voting power with respect to 300 shares, shared dispositive power with respect to all of the shares, and sole voting and dispositive power with respect to none of the shares.

<F2> As reported in an Amendment No. 5 dated February 9, 1998 to a Schedule 13G dated February 10, 1993. Such filing stated that 6,702,548 shares of Common Stock were beneficially owned at December 31, 1997 by Vanguard/Windsor Fund, Inc., an investment company. As to the reported shares, the filing indicated that Vanguard/Windsor Fund, Inc. had sole voting and shared dispositive power with respect to all of the shares, and shared voting and sole dispositive power with respect to none of the shares.

<F3> As reported in a joint filing of an Amendment No. 1 dated February 5, 1998 to a Schedule 13G dated February 12, 1997. Such filing stated that 4,884,304 shares of Common Stock were beneficially owned at December 31, 1997 by one or more investment companies or other managed accounts which are advised by investment advisory subsidiaries of Franklin Resources, Inc. ("FRI"), a parent holding company, and that Charles B. Johnson and Rupert H. Johnson, Jr. are the principal stockholders of FRI (the "Principal Stockholders"). As to the reported shares, the filing indicated that FRI and the Principal Stockholders had no sole voting or dispositive power with respect to the shares and that the following advisory subsidiaries had sole voting and dispositive power with respect to the following shares: Templeton Global Advisors Limited, 2,776,504 shares; Franklin Mutual Advisers Inc., 1,788,900 shares; Templeton Investment Counsel, Inc., 264,900 shares -- sole voting power (284,100 shares -- sole dispositive power); and Templeton Management Limited, 34,800 shares.

<F4> As reported in a joint filing of a Schedule 13G dated January 28, 1998.
     Such filing stated that 3,944,820 shares of Common Stock were beneficially owned at December 31, 1997 by Institutional Capital Corporation ("ICC"), an investment advisor, which has been granted discretionary dispositive and in some cases voting power over its institutional clients' securities, and that Robert H. Lyon is the president and majority holder of the outstanding voting securities of ICC. As to the reported shares, the filing indicated that ICC and Mr. Lyon had sole voting power with respect to 3,719,570 shares, sole dispositive power with respect to all of the shares, and shared voting and dispositive power with respect to none of the shares.

Directors, Nominees and Executive Officers

     The following table shows the beneficial ownership (as defined above), as of March 16, 1998, of the Company's Common Stock by each Director and Nominee, each of the Executive Officers named in the Summary Compensation Table, and all current Directors and Executive Officers of the Company as a group.

                         Amount and Nature of Beneficial Ownership
                                      (Number of Shares)
                         ---------------------------------------------
                                                                          Addi-
                                                                         tional
                                        Sole     Shared            Per-  Common
                                       Voting    Voting            cent   Stock
                                       and/or    and/or             of  Equiva-
                                    Investment Investment   Total Class  lents
                      Title of Class Power<F1>  Power<F2>   <F3>  <F4>   <F5>
                      -------------- --------- ---------- -------- ---- -------
Directors and/or Nominees:
 (*also a Named
 Executive Officer)
 Patricia C. Barron     Common Stock     1,526       ---     1,526          859
 John R. Hall           Common Stock     4,200       ---     4,200        7,582
 Robert L. Hintz        Common Stock     1,500       ---     1,500        3,679
 William H. Joyce       Common Stock     3,465       ---     3,465        4,115
 Mylle Bell Mangum      Common Stock     1,544       ---     1,544          709
 D. Larry Moore         Common Stock     1,559       ---     1,559        1,470
 Randolph N. Reynolds*  Common Stock   247,340    60,770   308,110  0.4%    771
 James M. Ringler       Common Stock     1,071       ---     1,071        4,124
 Henry S. Savedge, Jr.* Common Stock   139,693     4,668   144,361  0.2%    394
 Sam Scott              Common Stock     2,000       ---     2,000          247
 Jeremiah J. Sheehan*   Common Stock   230,805<F6> 1,082   231,887  0.3% 13,135
 Joe B. Wyatt           Common Stock     1,500       ---     1,500        2,030

Named Executive Officers:
 J. Wilt Wagner <F7>    Common Stock   136,500     7,372   143,872  0.2%  4,044
 Donald T. Cowles       Common Stock   110,345   198,096   308,441  0.3%    674
 C. Stephen Thomas      Common Stock    56,750     6,579    63,329  0.1%    265

All Directors and
 Executive Officers
 as a group
 (31 persons):          Common Stock 1,520,297  622,263  2,142,560  2.9% 53,141

__________
<F1> Reported in this column are shares held of record individually or held in the name of a bank, broker or nominee for the person's account and other shares with respect to which Directors, Nominees and Executive Officers (or their spouses, minor children or other relatives who share their home) have sole voting and/or investment power, including shares held as sole trustee or custodian for the benefit of others. Also included in this column are the following shares of the Company's Common Stock which may be acquired within 60 days after March 16, 1998 under the Company's 1987, 1992 and 1996 Nonqualified Stock Option Plans: R. N. Reynolds, 183,000 shares; H.
     S. Savedge, Jr., 132,750 shares; J. J. Sheehan, 223,000 shares; D. T. Cowles, 108,500 shares; C. S. Thomas, 56,750 shares; and J. W. Wagner, 136,500 shares; and all current Directors and Executive Officers as a group, 1,370,650 shares.

<F2> Reported in this column are shares with respect to which Directors,
     Nominees and Executive Officers (or their spouses or minor children) share voting and/or investment power, including shares held jointly with others or as co-trustee for the benefit of others and shares credited as of March 16, 1998 to the accounts of participants under the Company's Savings and Investment Plan for Salaried Employees.

<F3> Each Director, Nominee and Executive Officer disclaims beneficial ownership of all securities which are not held for his or her benefit. Each of J. R. Hall, R. N. Reynolds and J. J. Sheehan also disclaims beneficial ownership of the following shares of Common Stock of the Company held by his wife: Mrs. J. R. Hall, 200 shares; Mrs. R. N. Reynolds, 1,934 shares; and Mrs. J. J. Sheehan, 7,805 shares. An Executive Officer not named in the table disclaims beneficial ownership of 164 shares of Common Stock held by his wife. All disclaimed shares are included in the table.

<F4> Unless otherwise indicated, beneficial ownership of any named individual does not exceed 0.1% of the outstanding shares. Shares of Common Stock which can be acquired within 60 days after March 16, 1998 through the exercise of stock options by a Director or Executive Officer named in the table are deemed outstanding for the purpose of computing the percentage of outstanding Common Stock owned by such Director or Executive Officer, but are not deemed outstanding for the purpose of computing the percentage of Common Stock owned by any other Director or Executive Officer.

<F5> Reported in this column are equivalent shares of common stock credited as of March 16, 1998 to the accounts of (i) Outside Directors and Nominees under a deferred compensation plan and a stock plan; and (ii) Executive Officers under variable compensation and salary deferral plans and an excess benefit plan.

<F6> The shares reported for J. J. Sheehan in this column exclude 150,000 shares of Common Stock covered by a performance-based stock option granted to him in 1996. The option becomes exercisable only if the closing price of the Common Stock equals or exceeds $80.25 per share for 30 consecutive calendar days on or before September 30, 1999. If this condition is satisfied, the option may be exercised any time between August 30, 1997 and March 31, 2000.

<F7> Mr. Wagner retired as Vice Chairman and Executive Officer of the Company
     effective October 1, 1997.

Stock Ownership Guidelines

     The Company has established Stock Ownership Guidelines for Outside Directors under which each Outside Director is expected to own at least 1,500 shares of Company Common Stock (or its equivalent, including equivalent shares of common stock under a deferred compensation plan and a stock plan). No specific period of time is established within which the minimum level must be reached. The Board of Directors believes it appropriate that the Committee on Directors consider an Outside Director's failure to make reasonable progress toward meeting the minimum level in weighing the Outside Director's renomination to the Board. At the present time, all Outside Directors have met the goal.

     For information on Stock Ownership Guidelines for Officers, see "Report of Compensation Committee on Executive Compensation -- Stock Ownership Guidelines."

           REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Stockholders
Reynolds Metals Company

     The Compensation Committee of the Board of Directors (the "Committee") has general oversight responsibilities for compensation paid to Executive Officers.

     The Company's executive compensation program is designed to help the Company become the premier supplier of aluminum and other products in the global markets it serves by (i) building and retaining a management team with exceptional abilities and (ii) focusing management's attention, energy and skill on achieving short-term business goals, securing long-term profitable growth and building stockholder value. The key elements of the program currently are base salary, variable compensation in the form of annual awards, and stock option awards. Variable compensation is highly leveraged against performance, with lower or no payments as performance drops below preestablished goals and relatively higher payments for superior performance. The higher the executive grade level, the greater the proportion of compensation contingent on the accomplishment of business objectives.

     The Committee meets regularly with management and periodically with an independent compensation consultant to review the Company's executive compensation program. In its review, the Committee compares the total compensation of the Company's Executive Officers to that of a comparison group of companies. The comparison group currently consists of 26 comparably sized, capital intensive companies about which the Company's independent consultant has comprehensive compensation data. The group includes four of the companies in the aluminum, metals and containers industry peer group against which the Company's stockholder return is measured in the Performance Graph on page 15. Differences in size within the comparison group are adjusted by regression analysis based on sales levels. The Committee believes the comparison group, which is a more varied selection of companies than the industry peer group, is a representative sample of types of companies which are the Company's most direct competitors for executive talent. The Company targets individual components of executive compensation against the comparison group but has no specific target for total compensation.

     Deductibility of Compensation. The Committee reviews, with the assistance of appropriate corporate personnel, the impact of changes in regulatory requirements on executive compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the deductibility by the Company of certain compensation in excess of $1 million paid to the Company's Chief Executive Officer and the other four most highly compensated Executive Officers. The Company's Performance Incentive Plan ("PIP") is administered so that variable compensation paid under that plan should qualify for deductibility. Likewise, stock option awards under the Company's nonqualified stock option plans should qualify as performance-based compensation not subject to the $1 million cap. All compensation paid to Executive Officers for 1997 was fully deductible, and the Company anticipates that substantially all future compensation paid to Executive Officers should also be fully deductible.

     Salaries. The Company pays salaries to Executive Officers which are targeted to be at the size-adjusted median for the comparison group. Each year management recommends to the Committee the salaries of all Executive Officers other than the Chief Executive Officer. The Committee makes its own assessment of the Chief Executive Officer's salary. In its review, the Committee considers the Executive Officer's job responsibilities and performance, experience, the business outlook for the Company, the general state of the economy and pay practices of the comparison group, including salary data provided by the Company's independent compensation consultant. Based on its review, the Committee makes recommendations to the Board as it deems appropriate.

     For 1997, salaries paid to Executive Officers as a group were approximately 4% below the size-adjusted median for the comparison group.

     Variable Compensation. Under the PIP, the Company pays Executive Officers and other key employees awards which vary in amount from year to year, or are not paid at all, based on performance. Except as noted below under "Stock Ownership Guidelines", all awards are payable in cash. The Committee establishes threshold, target and maximum award levels under the PIP to reward performance based on corporate, business unit and individual goals.

     Special provisions apply each year to awards to participants who are designated by the Committee as "Top Executives" for that calendar year. "Top Executives" will include the Company's Chief Executive Officer and any other Executive Officer of the Company who may be reasonably likely to be subject to the limitations imposed by Section 162(m) of the Code. Within 90 days of the beginning of each calendar year, the Committee establishes (i) one or more objective performance goals that must be reached for a Top Executive to receive an award under the PIP and (ii) the amount of the award to be paid if the goals are achieved. The Committee may reduce (or not pay) awards, but may not increase them. Performance goals may be based on net earnings, stock price, profit before taxes, return on equity, return on capital, return on assets, total return to stockholders, earnings per share or debt rating. To allow the Committee some discretion to reward achievement of less objective but still important goals, the Company maintains a Supplemental Incentive Plan covering Top Executives. Under the supplemental plan, the Committee establishes annual performance goals different from and independent of the objective performance goals under the PIP. The Committee establishes a performance threshold that must be reached before any award may be paid under the supplemental plan and maximum awards that can be paid under the supplemental plan. No awards are payable under the supplemental plan unless the Company achieves that performance threshold. Payments under the supplemental plan do not qualify as "performance-based compensation" under Section 162(m) of the Code.

     Two objective performance factors were established under the PIP for the year 1997 to determine variable compensation levels. The first was return on equity, excluding extraordinary items ("ROE"). The second was total return to stockholders ("TSR") measured against a peer group of integrated aluminum companies (Alcoa, Alcan, Alumax and Kaiser) over the 15-month period from October 1, 1996 to December 31, 1997. The stock price appreciation component was based on the average closing price for the ten trading days preceding the beginning and the end of the period. Dividends paid during the period were also taken into account. The period chosen covered the time from the announcement of the Company's portfolio review program to the end of 1997.

     The performance factors were weighted for participants in the PIP based on their responsibilities. For Executive Officers, the weighting was 50% each for ROE and TSR.

     The Company exceeded the threshold target for ROE; in the case of TSR, the Company achieved a return of 17.07%, trailing only Alcoa in the peer group (by
1.2 percentage points) and surpassing the next best performer by 18.8 percentage points. The Committee authorized payment of variable compensation in accordance with previously determined levels based on these achievements.

     Discretionary goals were also established by the Committee at the beginning of 1997. Based on performance against these goals, including improved safety performance, inventory reductions, and meeting international standards organization requirements, the Committee authorized payment of additional variable compensation. In total, performance against the objective goals accounted for approximately 71% of the variable compensation payments to Executive Officers and discretionary goals accounted for approximately 29%.

     Stock Options. The Company maintains a nonqualified stock option plan, under which the Committee grants annually to Executive Officers and other key employees options to purchase Common Stock of the Company. The options provide a long-term incentive to build the Company's businesses and align management's objectives with Stockholders' interests by rewarding management only when stockholder value is created. All options are exercisable no earlier than one year or later than ten years from the date of grant at an exercise price equal to the fair market value of the underlying Common Stock on the date of grant. Except for required adjustments to reflect changes in the Company's capital structure, such as stock splits, the Company has never adjusted the price nor amended the financial terms of outstanding options. As a result, Executive Officers cannot benefit from stock price appreciation unless Stockholders also benefit.

     Stock options are currently the Company's sole incentive tied to long-term performance. The size of the option award granted to each Executive Officer is generally based on a stock option grant schedule, approved by the Committee, which allocates shares authorized for stock options to eligible employees based on salary grade and long-term incentive compensation data provided by the Company's independent compensation consultant. The schedule is used as a guide for what a typical award might be for each eligible employee, including each Executive Officer, while actual awards may vary based on the experience, achievements and anticipated future contributions to the Company of each individual. (The number of options and shares currently held by an optionee is not a factor in determining individual grants.) In approving the schedule and the size of the awards for 1997, the Committee's decisions were based on its own judgment exercised within the framework described above, rather than on any particular corporate performance measure. Stock option awards to Executive Officers in 1997 averaged approximately 36% below the size-adjusted median long-term incentives for the comparison group.

     Chief Executive Officer Compensation. Compensation for the Company's Chief Executive Officer is established in accordance with the executive compensation philosophy and policies described above.

     The Board of Directors meets after the close of each year in executive session to review the performance of the Company generally, senior management as a group and the Chief Executive Officer individually. The Chairman of the Committee acts as "lead director" for this executive session.

     The Chief Executive Officer's salary level is generally the result of:
(i) the salary grade level assigned to his position, which takes into account knowledge and level of responsibility; (ii) time in his current position and individual performance; (iii) salary data provided by the Company's independent compensation consultant; and (iv) salary budget guidelines for the year which take into account the business outlook for the Company. By design, the Chief Executive Officer's salary should be at the size-adjusted median for the comparison group, consistent with the Company's executive compensation philosophy. Effective November 1, 1997, Mr. Sheehan received a salary increase from $625,000 to $800,000. This increase was consistent with the Committee's objective of bringing his salary to a competitive position within three years of his becoming Chief Executive Officer. Even after the increase, Mr. Sheehan's salary remained 6.3% below the size-adjusted median for the comparison group.

     The Committee authorized a variable compensation payment of $866,617 to Mr. Sheehan for 1997, which was determined on the same basis as for other Executive Officers.

     The Committee approved a stock option grant to Mr. Sheehan of 70,000 shares, which was consistent with the scheduled amount for his salary grade level as Chief Executive Officer.

     Stock Ownership Guidelines. The Company has established Stock Ownership Guidelines for Officers which apply to all Executive Officers. Under the Guidelines, the following individuals are generally expected to own at least the indicated amount of Company Common Stock (or its equivalent, including equivalent shares of common stock under variable compensation and salary deferral plans): the Chief Executive Officer--three times salary; any Vice Chairman and any Executive Vice President--two times salary; and any other officer or senior manager of the Company subject to the Guidelines--one times salary. No specific period of time is established within which the minimum level must be reached, although each individual subject to the Guidelines is expected to meet the applicable minimum stock ownership level as soon as reasonably practicable. To facilitate compliance with the Guidelines, the PIP provides that if a participant in the PIP who is subject to the Guidelines does not meet the applicable minimum stock ownership level as of year-end, the next award to the participant under the PIP will be paid part in cash and part in stock (up to one-half the value of the award but not to exceed the participant's annual rate of base salary in effect at the time of the award).

     All members of the Committee except M. B. Mangum and S. Scott, who joined the Committee effective November 1, 1997, served throughout 1997.

                         COMPENSATION COMMITTEE

                         John R. Hall, Chairman
                         William H. Joyce
                         Mylle B. Mangum
                         D. Larry Moore
                         James M. Ringler
                         Sam Scott
                         Joe B. Wyatt



February 20, 1998
Richmond, Virginia

                                PERFORMANCE GRAPH


     The graph below compares the five-year cumulative total stockholder return on the Company's Common Stock with that of (1) the Standard & Poor's ("S&P") 500 Stock Index and (2) a peer group consisting of a composite of three S&P published indices: (a) the Aluminum Industry Index, (b) the Metals Mining Industry Index and (c) the Containers (Metals and Glass) Industry Index. The indices in the composite peer group have been weighted according to their respective stock market capitalization.

     The graph assumes that $100 was invested on December 31, 1992 in each of the Company's Common Stock, the S&P 500 Stock Index and the composite peer group, and that all dividends were reinvested.


          COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
           COMPANY, S&P 500, AND PEER GROUP COMPARISONS



                         [PERFORMANCE GRAPH]




               1992      1993      1994      1995      1996      1997


Company        $100      $ 88      $ 97      $115      $117      $127
S&P 500         100       110       112       153       189       252
Peer Group      100       106       123       144       160       138



                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth for each of the last three fiscal years the total annual and long-term compensation of the Company's Chief Executive Officer, its other four most highly compensated Executive Officers who were serving as Executive Officers at December 31, 1997, and J. W. Wagner, its former Vice Chairman and Executive Officer who retired effective October 1, 1997:

                                              Annual                  Long-Term
                                            Compensation             Compensation
                                       ----------------------------  ------------
                                                                        Awards
                                                                      ----------
                                                           Other      Securities       All
                                                           Annual     Underlying      Other
        Name and                        Salary    Bonus  Compensation Options/SARs  Compensation
    Principal Position           Year    ($)     ($)<F1>   ($)<F2>      (#)<F3>       ($)<F4>
---------------------------      ----  --------  -------  ----------  ------------  ------------
Jeremiah J. Sheehan,
Chairman of the Board and        1997  $654,167  $866,617   $ 5,506   70,000 shs.    $76,597
Chief Executive Officer,         1996   508,750     -0-       2,148  185,000 shs.<F5> 59,709
Reynolds Metals Company          1995   423,750   510,000       494   30,000 shs.     20,284

Randolph N. Reynolds,
Vice Chairman and                1997  $433,333  $385,000   $18,321   25,000 shs.    $61,653
Executive Officer,               1996   412,500     -0-      44,883   25,000 shs.     44,800
Reynolds Metals Company          1995   383,333   425,000     -0-     25,000 shs.     17,675

J. Wilt Wagner,
Vice Chairman and                1997  $400,000  $302,900   $ 1,258   25,000 shs.    $47,791
Executive Officer,               1996   363,750     -0-       1,357   20,000 shs.     49,189
Reynolds Metals Company          1995   325,000   350,000     1,007   22,500 shs.     38,293

Henry S. Savedge, Jr.,
Executive Vice President         1997  $365,000  $335,500   $ -0-     20,000 shs.    $64,767
and Chief Financial Officer,     1996   347,500     -0-       -0-     20,000 shs.     67,149
Reynolds Metals Company          1995   325,000   350,000     -0-     20,000 shs.     40,505

Donald T. Cowles,
Senior Vice President, Global    1997  $319,208  $240,500   $   212   12,000 shs.    $34,974
Construction and Distribution,   1996   305,000     -0-       1,294   14,000 shs.     16,897
Reynolds Metals Company          1995   290,000   300,000       661   18,000 shs.     11,700

C. Stephen Thomas,
Senior Vice President,           1997  $297,167  $228,500   $   316   10,000 shs.    $33,173
Global Technology and            1996   283,333     -0-       2,197   10,500 shs.     30,455
Operational Services,            1995   263,333   235,000     2,785   10,500 shs.     18,565
Reynolds Metals Company

____________
<F1> Amounts shown in this column for 1997 are cash awards granted under the
     Company's Performance Incentive Plan and, in the case of Messrs. Sheehan, Reynolds, Wagner and Savedge, Supplemental Incentive Plan.
<F2> Reported in this column for 1997 are amounts reimbursed to the named
     Executive Officers for the payment of taxes.
<F3> Option awards in 1997 were granted under the Company's 1996 Nonqualified
     Stock Option Plan. See the section below entitled "Stock Option Grants in 1997." None of the options has stock appreciation rights attached.

<F4> Amounts shown in this column for 1997 include the following:
     (a) Company contributions to the Company's Savings and Investment Plan for Salaried Employees (the "Savings Plan") in the amount of $4,802 for J. J. Sheehan; $4,800 for R. N. Reynolds; $4,800 for J. W. Wagner; $4,803 for H. S. Savedge, Jr.; $4,801 for D. T. Cowles; and $4,748 for C. S. Thomas.
     (b) Amounts credited as Company contributions under the Company's Benefit Restoration Plan for the Savings Plan in the amount of $14,822 for J.
          J. Sheehan; $8,200 for R. N. Reynolds; $7,200 for J. W. Wagner; $6,153 for H. S. Savedge, Jr.; $4,779 for D. T. Cowles; and $4,172 for C. S. Thomas.
     (c) Amounts paid under the Company's Financial Counseling Assistance Plan for Officers in the amount of $8,390 for J. J. Sheehan; $14,180 for
          R. N. Reynolds; $4,947 for J. W. Wagner; $3,000 for H. S. Savedge, Jr.; $3,000 for D. T. Cowles; and $3,000 for C. S. Thomas.
     (d) The present value costs of the Company's contribution toward 1997 premiums for split-dollar life insurance, above the term coverage level provided generally to salaried employees, in the amount of $48,583 for J. J. Sheehan; $34,473 for R. N. Reynolds; $30,450 for J.
          W. Wagner; $49,873 for H. S. Savedge, Jr.; $22,019 for D. T. Cowles; and $21,253 for C. S. Thomas. The Company pays all premiums in excess of what the covered executive pays and retains a collateral interest equal to this amount, which it will recover when the insured executive reaches age 65 (or, if later, after 15 policy years). The covered executive owns the policy and pays premiums equal to the cost of individual term insurance.
     (e) The dollar value of above-market interest earned in 1997 on deferred compensation under the Company's New Management Incentive Deferral Plan in the amount of $394 for J. W. Wagner; $938 for H. S. Savedge, Jr.; and $375 for D. T. Cowles.
<F5> The stock options granted to Mr. Sheehan in 1996 included a regular grant covering 35,000 shares and a special performance-based stock option grant covering 150,000 shares awarded upon his election as Chief Executive Officer.

/TABLE

Stock Option Grants in 1997

     The following table sets forth information with respect to stock options granted by the Company to each of the six named Executive Officers during 1997 and the grant-date present value of such options. The grant-date present value is a theoretical value which is not necessarily indicative of the ultimate value of the options to the Executive Officers. (See footnote (4) to the table.)

                                 Individual Grants
                    ---------------------------------------------
                                 % of
                    Number of    Total
                    Securities   Options    Exercise
                    Underlying  Granted to  or Base                 Grant-Date
                     Options    Employees   Price Per  Expiration    Present
   Name             Granted<F1> in 1997<F2> Share<F3>     Date        Value<F4>
   ----             ----------  ----------  ---------  ----------  ------------
J. J. Sheehan.......  70,000       9.8%     $63.875    2/21/2007   $1,367,100
R. N. Reynolds......  25,000       3.5       63.875    2/21/2007      488,250
J. W. Wagner........  25,000       3.5       63.875    2/21/2007      488,250
H. S. Savedge, Jr. .  20,000       2.8       63.875    2/21/2007      390,600
D. T. Cowles........  12,000       1.7       63.875    2/21/2007      234,360
C. S. Thomas........  10,000       1.4       63.875    2/21/2007      195,300

____________
<F1> All options were granted under the Company's 1996 Nonqualified Stock
     Option Plan (the "Stock Option Plan"), approved by Stockholders at the 1996 Annual Meeting. Each option entitles the optionee to purchase one share of Common Stock from the Company, and is exercisable no earlier than one year or later than ten years from the date of grant at an exercise price equal to the fair market value of the underlying Common Stock on the date of grant. The options granted in 1997 became exercisable on February 21, 1998. None of the options has stock appreciation rights attached.

     If there is a Change in Control (as defined in the Stock Option Plan) of the Company, the Stock Option Plan provides that all options already granted under it will become immediately exercisable thirty days after the Change in Control occurs, unless the Compensation Committee determines that the Change in Control presents no material risk of loss of options to any optionee and directs that exercisability not be accelerated. The Stock Option Plan provides that to the extent necessary to preserve the exemption from short-swing profit liability under Section 16(b) of the Securities Exchange Act of 1934, the date as of which options first become exercisable by optionees who are Executive Officers or Directors may not be accelerated to occur earlier than six months from the date of the respective grant.

<F2> In 1997, 432 persons were granted options under the Stock Option Plan.
     The grants covered an aggregate of 711,250 shares of Common Stock, which constituted approximately 44% of the shares available for options under the Stock Option Plan.

<F3> The exercise price may be paid by the optionee in cash, in shares of
     Common Stock valued at fair market value on the date of exercise, in a combination of such stock or cash, or by use of the Company's broker-assisted or cashless exercise stock option financing program.
     Under the financing program, a brokerage firm makes a loan to the optionee for the payment of the option exercise price and all applicable withholding taxes. The optionee may repay the loan by selling the purchased shares immediately through the brokerage firm, or the loan may remain outstanding until the shares are later sold or the optionee otherwise repays the loan.

<F4> These values were determined using the Black-Scholes method of option valuation, as permitted by SEC rules.  The following assumptions were used
     in making the calculations:   (i) a risk-free interest rate of 6.4%; (ii)
     a dividend yield of 2.2%; (iii) a volatility factor of the expected market price of the Common Stock of .265; (iv) an option term of six years; and
     (v) an option exercise price of $63.875 per share. The assumptions used should not be considered indicators of future dividend policy or stock price appreciation.

     The Black-Scholes formula does not take into account, and the values shown in the table were not adjusted for, two important aspects of options awarded under the Stock Option Plan. First, the formula assumes that a liquid market exists for the options; however, options awarded under the Stock Option Plan may not be transferred. Second, it assumes that the options may be exercised immediately; however, options awarded under the Stock Option Plan may not be exercised earlier than one year from the date of grant.

     The ultimate value of the options will depend on the amount, if any, by which the market price of the Common Stock at any point in time exceeds the exercise price, and each optionee's investment decisions, neither of which can be accurately predicted. The options had no immediate value on the date of grant and will have no value until one year after the grant and then only to the extent that the market price of the Common Stock exceeds the exercise price. On March 16, 1998, the closing price of the Company's Common Stock as reported on the New York Stock Exchange Composite Transactions Tape was $63.125 per share.

Aggregated Option Exercises in 1997 and
Option Values at December 31, 1997

     The table below sets forth information with respect to options exercised by each of the six named Executive Officers during 1997 and the number and value of unexercised options held at the end of 1997:

                                                  Number of
                                                  Securities               Value of
                                                  Underlying              Unexercised
                                                  Unexercised             In-the-Money
                                                  Options at               Options at
                     Number of                 December 31, 1997        December 31, 1997
                       Shares                  -----------------        -----------------
                    Acquired on    Value          Exercisable/           Exercisable/
   Name               Exercise   Realized<F1>     Unexercisable          Unexercisable<F2>
   ----              ----------  ------------  -----------------      ---------------------
J. J. Sheehan........     -0-         -0-      156,500 / 220,000      $1,301,750 / $-0-<F3>
R. N. Reynolds.......   16,000    $503,000     158,000 /  25,000       1,153,250 /  -0-
J. W. Wagner.........    3,500      88,375     111,500 /  25,000         975,188 /  -0-
H. S. Savedge, Jr. ..     -0-         -0-      112,750 /  20,000       1,038,906 /  -0-
D. T. Cowles             6,000     199,500      96,500 /  12,000         887,188 /  -0-
C. S. Thomas            27,000     541,375      46,750 /  10,000         424,281 /  -0-

____________
<F1> Based on the difference between the option exercise price and the closing price of the Company's
     Common Stock on the date of exercise as reported on the New York Stock Exchange Composite
     Transactions Tape.
<F2> Based on the difference between the option exercise price and the closing price of $60 per share of the Company's Common Stock on December 31, 1997 as reported on the New York Stock Exchange
     Composite Transactions Tape.
<F3> Excluded from this column is the value of 150,000 shares of Common Stock covered by a performance-based stock option granted to J. J. Sheehan in 1996 at an exercise price of $53.50 per share.  The option becomes exercisable only if the closing price of the Common Stock equals or exceeds $80.25 per share for 30 consecutive calendar days on or before September 30, 1999.  If this condition is satisfied, the option may be exercised any time between August 30, 1997 and March 31,
     2000.

/TABLE

Pension Plan Table

     The following table sets forth the total estimated annual benefits payable under the Company's defined benefit pension plan, called the New Retirement Program for Salaried Employees (the "New Retirement Program"), and benefit restoration plans upon retirement to persons in specified final average earnings and years-of-benefit-service classifications. The amounts shown are based on the Social Security Act in effect for retirement in 1998. Such amounts are not necessarily indicative of amounts that are or may actually become payable.

                                     Years of Benefit Service at Retirement<F1>
              -------------------------------------------------------------------------------------
Final Average
  Earnings        5        10        15        20        25          30          35           40
------------- --------  --------  --------  --------  --------  ----------  ----------   ----------
$  150,000    $ 12,653  $ 25,306  $ 37,958  $ 50,611  $ 63,264  $   69,917  $   76,570   $   83,222
   300,000      26,153    52,306    78,458   104,611   130,764     144,917     159,070      173,222
   450,000      39,653    79,306   118,958   158,611   198,264     219,917     241,570      263,222
   600,000      53,153   106,306   159,458   212,611   265,764     294,917     324,070      353,222
   750,000      66,653   133,306   199,958   266,611   333,264     369,917     406,570      443,222
   900,000      80,153   160,306   240,458   320,611   400,764     444,917     489,070      533,222
 1,050,000      93,653   187,306   280,958   374,611   468,264     519,917     571,570      623,222
 1,200,000     107,153   214,306   321,458   428,611   535,764     594,917     654,070      713,222
 1,350,000     120,653   241,306   361,958   482,611   603,264     669,917     736,570      803,222
 1,500,000     134,153   268,306   402,458   536,611   670,764     744,917     819,070      893,222
 1,650,000     147,653   295,306   442,958   590,611   738,264     819,917     901,570      983,222
 1,800,000     161,153   322,306   483,458   644,611   805,764     894,917     984,070    1,073,222
 1,950,000     174,653   349,306   523,958   698,611   873,264     969,917   1,066,570    1,163,222
 2,100,000     188,153   376,306   564,458   752,611   940,764   1,044,917   1,149,070    1,253,222

____________
<F1> Benefits are computed as if paid on the basis of a straight life annuity, assuming retirement at age 65.

     The table below sets forth information relating to the New Retirement Program with respect to the six Executive Officers named in the Summary Compensation Table, assuming retirement (and eligibility for retirement) at January 1, 1998:

                                     Final Average   Years of Benefit
         Name                          Earnings      Service Completed
         ----                        -------------   -----------------
     J. J. Sheehan <F1>.......         $641,000             10
     R. N. Reynolds...........          511,000             29
     J. W. Wagner <F2>........          423,000             34
     H. S. Savedge, Jr. ......          416,000             38
     D. T. Cowles.............          364,000             19
     C. S. Thomas.............          338,344             35

____________

<F1> The Company has agreed to pay J. J. Sheehan (a) certain early retirement benefits equivalent to those he would have received from a prior employer, if his employment with the Company is involuntarily terminated before age 65, and (b) upon his death, surviving spouse benefits equal to one-half of any amounts payable under clause (a).
<F2> J. W. Wagner retired from the Company effective October 1, 1997.

     The New Retirement Program provides participants an annual benefit upon retirement determined under a formula which takes into account final average earnings, years of benefit service (as defined in the New Retirement Program), and Social Security benefits. For purposes of the New Retirement Program, a participant's final average earnings include base salary in effect, plus profit sharing and bonus awards, in the five consecutive calendar years for which the average is highest during the fifteen calendar years preceding retirement. (See the Summary Compensation Table for salary and bonus information for the six named Executive Officers for the years 1995-1997.) Benefits calculated under the formula are reduced by an amount based on both (a) the primary Social Security benefit estimated to be payable upon retirement or, if later, at age

65 and (b) years of benefit service. Regulations issued in 1991 to implement the Tax Reform Act of 1986 and subsequent legislation may require the Company to change the benefit formula from time to time. Benefits payable under the New Retirement Program are directly offset by benefits payable to participants from the Company's Retirement Program for Salaried Employees, which was terminated effective August 22, 1983.

     The Internal Revenue Code and the Tax Reform Act of 1986 limit compensation that may be taken into account to calculate benefits and the actual benefits payable under tax-qualified defined benefit plans. The Company has nonqualified benefit restoration plans providing for the payment from general funds of amounts otherwise payable under the New Retirement Program but for these limitations.

Certain Arrangements

     The Company has entered into severance agreements with key executives designated by the Compensation Committee, including the Executive Officers named in the Summary Compensation Table. Each agreement provides that termination compensation will be paid if the executive's employment is terminated without Cause (as defined in the agreement) by the Company or terminated by the executive in certain circumstances, in either case within two years after a Change in Control (as defined in the agreement). Termination compensation includes (a) a cash payment equal to three times the sum of (i) annual base salary at the time of termination plus (ii) the highest cash target incentive opportunity established for the executive for 1998 or any future calendar year, (b) a cash settlement of stock options granted under the Company's stock option plans but not yet exercisable at the date of termination, and (c) a cash payment to give retirement benefits equal to those payable had the executive (i) been vested (if not already vested at the time of termination) and (ii) worked for the Company three additional years. In addition, each agreement provides for continuation of medical, life and disability benefits for three years, ownership of the car assigned to the executive at the time of termination and making the executive whole for any applicable excise taxes as a result of payment of the termination compensation.

     The Company has a New Management Incentive Deferral Plan (the "New Deferral Plan") under which Executive Officers (including the named Executive Officers) and other key employees who are recommended by the Chief Executive Officer may defer receipt of up to 85% of variable compensation, if any, otherwise payable under the Company's Performance Incentive Plan and Supplemental Incentive Plan for services performed each year. Deferred compensation is credited with additional income in the form of (i) interest computed at a rate determined by the Compensation Committee for that year's deferrals or (ii) in certain cases, a number of equivalent shares of common stock of the Company. Deferrals must be for a period of at least five years, except in the case of retirement. Payments will be made in a lump sum or in 5 or 10 annual installments, as elected by the participant. The New Deferral Plan allows the Compensation Committee to accelerate payments to all participants if it determines that (i) a major challenge to the control of the Company exists or (ii) other extraordinary circumstances make such acceleration in the best interest of the Company. A predecessor plan to the New Deferral Plan, under which no further deferrals are being made, contains provisions generally similar to those described for the New Deferral Plan.

     The Company also has a Salary Deferral Plan for Executives (the "Salary Deferral Plan"). Under the Salary Deferral Plan, eligible employees whose annual base salary exceeds the compensation that can be taken into account for qualified pension plan purposes under the Internal Revenue Code may irrevocably elect to defer a specified percentage of each year's base salary to the extent the salary exceeds the statutory limit. Deferrals may be in 5% increments, up to a maximum of 90% of salary in excess of the statutory limit. Deferred amounts are credited with phantom earnings equal to what would be earned if the deferred amounts were actually invested in any of the investment funds available under the Company's Savings and Investment Plan for Salaried Employees. Deferrals are not paid out until the participant terminates employment and are paid in cash. Payments will begin in the first, second, third or fourth January following the year in which the participant terminates employment and may be in the form of either a lump sum or five annual installments, in each case as the participant elects. The Salary Deferral Plan also allows the Compensation Committee to accelerate payments to all participants if it determines that (i) a major challenge to the control of the Company exists or (ii) other extraordinary circumstances make such acceleration in the best interest of the Company.

     As described in footnote (1) to the table in the section entitled "Stock Option Grants in 1997", the Stock Option Plan provides that under certain circumstances the exercisability of stock options granted to optionees may be accelerated in the event of a Change in Control of the Company.


         ITEM 2.  RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors, upon the recommendation of its Audit Committee, has selected Ernst & Young LLP as independent auditors to examine and report upon the financial statements of the Company and its consolidated subsidiaries for the year 1998. The Board is submitting this matter to Stockholders for ratification. Ernst & Young LLP served as the Company's independent auditors in 1997 and in prior years. If Stockholders do not ratify the selection of Ernst & Young LLP, the Board will consider other independent auditors. One or more partners of Ernst & Young LLP will be present at the Annual Meeting to make a statement if they desire to do so and to respond to appropriate questions that may be asked by Stockholders.

     The Board of Directors of the Company recommends that Stockholders vote FOR the ratification of the selection of Ernst & Young LLP as independent auditors to examine and report upon the financial statements of the Company and its consolidated subsidiaries for the year 1998. Shares represented by proxies will be voted for approval unless instructions to the contrary are given on the proxy.

                         ITEM 3.  STOCKHOLDER PROPOSAL

     The General Board of Pension and Health Benefits of the United Methodist Church, 1201 Davis Street, Evanston, Illinois 60201-4118, owning 79,804 shares of Common Stock of the Company, has notified the Company that it intends to present a resolution requesting that the Company endorse the CERES Principles. The proposal, as submitted, reads as follows:

           "RESOLUTION REQUESTING ENDORSEMENT OF THE CERES PRINCIPLES
                          PROPOSED FOR INTRODUCTION BY
                THE GENERAL BOARD OF PENSION AND HEALTH BENEFITS
                         OF THE UNITED METHODIST CHURCH
              AT THE 1998 ANNUAL MEETING OF REYNOLDS METALS COMPANY

WHEREAS WE BELIEVE: responsible implementation of a sound, credible environmental policy increases long-term shareholder value by raising efficiency, decreasing clean-up costs, reducing litigation, and enhancing public image and product attractiveness;

Adherence to public standards for environmental performance gives a company greater public credibility than standards created by industry alone. For maximum credibility and usefulness, such standards should specifically meet the concerns of investors and other stakeholders;

Companies are increasingly being expected by investors to do meaningful, regular, comprehensive and impartial environmental reports. Standardized environmental reports enable investors to compare performance over time. They also attract investment from investors seeking companies which are environmentally responsible and which minimize risk of environmental liability.

The Coalition for Environmental Responsible Economics (CERES) - which includes shareholders of this company, public interest representatives, and environmental experts - consulted with corporations to produce the CERES Principles as comprehensive public standards for both environmental performance and reporting. Scores of companies, including Bank America, Baxter International, Bethlehem Steel, General Motors, H.B. Fuller, ITT Industries, Pennsylvania Power and Light, Polaroid, and Sun (Sunoco) have endorsed these principles to demonstrate their commitment to public environmental accountability and standardized reporting. Fortune 500 endorsers say that the benefits of working with CERES are public credibility; direct access to major environmental and shareholder organizations, leadership in designing the rapidly advancing standardization of environmental disclosure, and measurable value-added for the company's environmental initiatives;

In endorsing the CERES Principles, a company commits to work toward:
1. Protection of the biosphere       4. Energy conservation      7. Environmental restoration
2. Sustainable natural resource use  5. Risk reduction           8. Informing the public
3. Waste reduction and disposal      6. Safe products / services 9. Management commitment
                                                                10. Audits and reports
/TABLE

(Full text of the CERES Principles and accompanying CERES Report Form obtainable from: CERES, 711 Atlantic Avenue, Boston, MA 02110; Tel:
617-451-0927).

CERES is distinguished from other initiatives for corporate environmental responsibility, in being (1) a successful model of shareholder relations; (2) a leader in public accountability through standardized environmental reporting; and (3) a catalyst for significant and measurable environmental improvement within firms.

RESOLVED: Shareholders request the Company to endorse the CERES Principles as a part of its commitment to be publicly accountable for its environmental impact.

                              SUPPORTING STATEMENT

Many investors support this resolution. Those sponsoring similar resolutions at various companies have portfolios totaling $75 billion. The number of public pension funds and foundations supporting this resolution increases every year. We believe the CERES Principles exceed the European Community regulation for voluntary participation in verified and publicly-reported eco-management and auditing, and that they also exceed the requirements for ISO 14000 certification. Your vote FOR this resolution will encourage scrutiny of our Company's environmental policies and reports, and adherence to goals supported by management and shareholders alike. We believe the CERES Principles will protect both your investment and your environment."

Position of the Board of Directors

     The Board of Directors recommends that Stockholders vote AGAINST this proposal.

     Management and the Board of Directors have carefully reviewed the CERES Principles and do not believe adoption would help the Company better fulfill its continuing commitment to global environmental responsibility. Social responsibility is one of the Company's core corporate values. We seek to practice it in all areas, with environmental compliance being one of the most important. We recognize that good environmental management is essential to good overall management. As in all things we do, we strive for continuous improvement in this regard. At the same time, we are very conscious that our environmental management practices must be value-adding for our Stockholders to the maximum extent possible.

     The Company already has adopted an environmental policy that includes a commitment to the following principles:

*  preserving health, safety and a sound environment
* operating the Company's facilities in compliance with applicable environmental requirements
* working constructively with governmental bodies and the public to preserve environmental resources
* monitoring the performance of the Company's operations to ensure proper environmental performance

* devoting research and technological resources to improving the environmental performance of the Company's processes and products
*  continuing the Company's efforts to minimize releases to the environment
* conducting educational and instructional programs to ensure that the Company's employees know, understand and comply with environmental laws and regulations
* providing public information on the Company's operations and their relation to the environment

     The Company also recognizes the importance of performance and accountability in environmental matters. Not less than annually, the Audit Committee of the Board of Directors, composed entirely of outside directors, receives a presentation from the Company's chief environmental manager on the Company's overall environmental compliance activities. The Company's commitment to the principles summarized above, along with an ongoing program of facility compliance assessments, and the requirement to comply with extensive local, state, federal and foreign regulations applicable to the Company's operations, already provide a strong basis of accountability to the public and the Company's Stockholders.

     The Board of Directors believes that implementation of the proposal, though well-intentioned and laudable in substance, would burden the Company and its Stockholders with additional requirements and costs while not providing any greater environmental protection than already exists. In particular, the Company finds the reporting requirements of the CERES Principles to be too inflexible. The Board does not believe that adoption of another set of principles, on top of the Company's existing environmental policy and programs, would add value to its environmental performance. In the Board's view, the Company's Stockholders and the environment will be best served by focusing the Company's resources on action and results rather than re-stating principles, debating reporting formats and duplicating effort.

     Therefore, the Board of Directors recommends that Stockholders vote AGAINST this proposal. Shares represented by proxies will be voted against this item unless instructions to the contrary are given on the proxy.


                         ITEM 4.  OTHER PROPOSED ACTION

     The Board of Directors is not aware that any matters other than those stated in this Proxy Statement will come before the Annual Meeting. Should any matters requiring the vote of Stockholders arise, it is intended that shares represented by proxies will be voted in accordance with the discretion of the person or persons holding the proxy.

                               GENERAL INFORMATION

Annual Report

     The Annual Report of the Company containing audited financial statements for the year 1997 is being mailed to each Stockholder with this Proxy Statement.

Stockholders' Proposals and Nominations

     Stockholders may present proposals which are proper subjects for consideration at the 1999 Annual Meeting of Stockholders to the Company for inclusion in its proxy materials relating to that meeting. These proposals should be submitted in writing as specified by SEC rules to: Reynolds Metals Company, 6601 West Broad Street, P.O. Box 27003, Richmond, Virginia 23261-7003,
Attention: Secretary. They must be received by November 18, 1998 in order to be included in the proxy materials for the 1999 Annual Meeting.

     Stockholder nominations for Directors will be considered by the Committee on Directors if submitted in writing to the Committee on Directors, c/o Secretary, Reynolds Metals Company, 6601 West Broad Street, P.O. Box 27003, Richmond, Virginia 23261-7003. Nominations must include the information specified in clauses (ii) through (v) in the following paragraph.

     The Company's By-Laws require that Stockholders furnish written notice to the Company of any business to be conducted at an annual meeting which is not included in the Company's proxy materials or is not brought before the meeting by or at the direction of the Board of Directors or the officer presiding over the meeting. Such notice must contain the following information: (i) a full description of each item of business proposed to be brought before the meeting;
(ii) the name and address of the person proposing such business (or nominating a Nominee for Director); (iii) the class and number of shares held of record, held beneficially and represented by proxy by such person as of the record date for the meeting (if publicly available) and as of the date of such notice; (iv) if any item of such business involves a nomination for Director, all information regarding each such Nominee that would be required to be set forth in a definitive proxy statement filed with the SEC under SEC rules, and the written consent of each such Nominee; and (v) all other information that would be required to be filed with the SEC if, with respect to such business, the person were a participant in a solicitation subject to Section 14 of the Securities Exchange Act of 1934. Notice of business to be brought before the 1999 Annual Meeting must be received by the Secretary of the Company at the above address not later than February 19, 1999.

     A copy of the By-Law provisions referred to above may be obtained, without charge, upon written request to the Secretary.


                                   DONNA C. DABNEY
                                   Secretary
March 18, 1998
Richmond, Virginia

------------------------------------------------------------------------------












                                    Notice of

                                 Annual Meeting

                                 of Stockholders

                                  May 14, 1998

                                       and

                                 Proxy Statement





                                 (Reynolds logo)












------------------------------------------------------------------------------

                                                                 APPENDIX A

                             REYNOLDS METALS COMPANY

                    Proxy Solicited by the Board of Directors
                       for Annual Meeting of Stockholders
                                  May 14, 1998


     The undersigned appoints Jeremiah J. Sheehan, D. Michael Jones and Donna
C. Dabney, and each of them, proxies, with full power of substitution, to vote the shares of Common Stock of Reynolds Metals Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company's offices, 6601 West Broad Street, Richmond, Virginia, on Thursday, May 14, 1998 at 4:00 P.M. (Eastern Daylight Time), and at any adjournments thereof. The undersigned hereby confer(s) upon the proxies and each of them authority to vote for a substitute Nominee or substitute Nominees designated by the Board of Directors with respect to the election of Directors if any Nominee is unavailable to serve for any reason if elected.

     For participants in the Company's Savings and Investment Plan for Salaried Employees, Savings Plan for Hourly Employees and/or Employees Savings Plan, this card also provides voting instructions to the respective trustees under such plans for the undersigned's allocable portion, if any, of the total number of shares of Common Stock of the Company held by such plans as indicated on the reverse side. (Note: The number of plan shares indicated on the reverse side may not be the same as the number of shares shown on the undersigned's last account statement(s) from the plans due to the use of different valuation dates and/or accounting methods.) These voting instructions are solicited and will be carried out in accordance with the applicable provisions of such plans.

     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH ANY CHOICE SPECIFIED BY THE STOCKHOLDER; WHERE THERE IS NO CHOICE, SUCH SHARES WILL BE VOTED IN FAVOR OF ITEMS 1 AND 2 AND AGAINST ITEM 3.

                (continued and to be SIGNED on the Reverse Side)



-----------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                             Please mark your
                                             votes as indicated          ___
                                             in this example           /_X_/


The Board of Directors recommends a vote FOR Items 1 and 2 and AGAINST Item 3.

                         Item 1 - Election of Directors:



FOR all                  Nominees - Patricia C. Barron, John R. Hall,
Nominees                 Robert L. Hintz, William H. Joyce, Mylle Bell Mangum,
(except as   WITHHOLD    D. Larry Moore, Randolph N. Reynolds,
withheld     AUTHORITY   James M. Ringler, Samuel C. Scott, III,
in the       to Vote     Jeremiah J. Sheehan, Joe B. Wyatt
space        for all
provided)    Nominees    (To withhold authority to vote for any individual
   ___          ___      Nominee, write that Nominee's name in the space
 /___/        /___/      provided below.)

                         ______________________________________________________




    Item 2                                       Item 3

Ratification of          Stockholder proposal requesting endorsement of
Selection of Ernst &     the CERES Principles
Young LLP as
Independent Auditors

 FOR   AGAINST  ABSTAIN              FOR   AGAINST   ABSTAIN
  ___     ___     ___                ___      ___       ___
/___/   /___/   /___/              /___/    /___/     /___/


     Item 4

In their discretion the
proxies are authorized                                            ___
to vote upon such other       I WILL ATTEND THE ANNUAL MEETING  /___/
matters as may properly
come before the Annual
Meeting.


Signature____________________Signature_______________________Date ____________

Please mark, date and sign as your name appears above and return in the enclosed envelope. If signing as attorney, executor, administrator, trustee, guardian or in another representative capacity, please give your full title as such. If the signer is a corporation, sign the full corporate name by a duly authorized officer.

-----------------------------------------------------------------------------
                              FOLD AND DETACH HERE

Dear Stockholder:

     Enclosed are materials relating to Reynolds Metals Company's 1998 Annual Meeting of Stockholders to be held Thursday, May 14, 1998, at 4:00 p.m., Eastern Daylight Time. The Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Meeting.

     Your vote is important to us. Whether or not you expect to attend the Annual Meeting, please complete, sign and return BEFORE THE MEETING ON MAY 14, 1998 the attached proxy card in the accompanying envelope, which requires no postage if mailed in the United States.

     If you plan to attend the Annual Meeting, please mark the attendance box on the proxy card.


                                   REYNOLDS METALS COMPANY